Execution Copy

SECOND AMENDMENT TO AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

THIS SECOND AMENDMENT TO LOAN FACILITY AGREEMENT AND GUARANTY (this "Second Amendment"), dated as of October 10, 2001, by and among RUBY TUESDAY, INC., a Georgia corporation ("Sponsor"), each of the financial institutions listed on the signature pages hereto (the "Participants") and SUNTRUST BANK, a Georgia banking corporation, as servicer (in such capacity, the "Servicer");

W I T N E S S E T H:

WHEREAS, the Sponsor, Participants and Servicer, in order to make available a loan facility to certain franchisees of Sponsor, entered into that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of October 11, 2000, as amended by the First Amendment to Amended and Restated Loan Facility Agreement and Guaranty, dated as of February 28, 2001 (as amended or modified, the "Loan Facility Agreement"), by and among Sponsor, Servicer and the Participants;

WHEREAS, Sponsor has requested that the Commencement Termination Date be extended to January 8, 2002, (the "Extension Date") and Sponsor, Servicer and Participants executing this Amendment (the "Continuing Participants"), have agreed to extend their respective Participating Commitments subject to the terms and conditions hereof;

WHEREAS, The Fuji Bank, Limited has not agreed to extend its respective Participating Commitment prior to the Commitment Termination Date, and Sponsor has also requested that (i) the Commitment be reduced to $48,000,000 as of the date hereof to reflect the failure of The Fuji Bank, Limited to renew its Participating Commitment and (ii) the outstanding Loan Commitments and Loans to Borrower be reallocated among the Continuing Participants and their Participating Commitments, and the Continuing Participants are willing to do so on the terms and conditions hereof;

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Section 1.1 of the Loan Facility Agreement. Section 1.1 of the Loan Facility Agreement is hereby amended by adding the following as a new definition in proper alphabetical order:

"Second Amendment Date" shall mean October 10, 2001.
2. Amendment to Section 2.1 of the Loan Facility Agreement. Section 2.1 of the Loan Facility Agreement is hereby amended by replacing the subsection (a) there-of in its entirety with the following:

(a) Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty of the Sponsor set forth herein, the Servicer hereby establishes a Commitment to the Sponsor to establish Loan Commitments and make Advances to such Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on October 10, 2001 and ending on January 8, 2002 (as such period may be extended for one or more subsequent 364-day periods pursuant to
Section 2.8 hereof, the "Commitment Termination Date") in an aggregate committed amount at any one time outstanding not to exceed FORTY-EIGHT MILLION AND NO/100 DOLLARS ($48,000,000.00) (the "Commitment").

3. Amendment to Section 2.8 of the Loan Facility Agreement. Section 2.8 of the Loan Facility Agreement is hereby amended by the addition of subsection
(d) thereof in its entirety with the following:

(d) Increase in Commitment. So long as no Credit Event has occurred and is continuing, the Sponsor may, at any time after the Second Amendment Date, by written notice to the Servicer, who shall promptly notify the Participants, request that the Commitment and the aggregate principal amount of the Participating Commitments be increased to $52,500,000. No Participant (or any successor thereto) shall have any obligation to increase its Participating Commitment or its other obligations under the Agreement and the other Operative Documents, and any decision by a Participant to increase its Participating Commitment shall be made in its sole discretion independently from any other Participant. The Sponsor shall have the right to obtain commitments from existing Participants or new banks or financial institutions in an aggregate principal amount such that the existing Participant Commitments, plus the aggregate principal amount of the new commitments by the Participants or new banks or financial institutions do not exceed $52,500,000; provided, however, that (1) the new banks or financial institutions must be acceptable to the Servicer, (2) the new banks or financial institutions must become parties to this Agreement pursuant to joinder agreements in form and substance reasonably satisfactory to the Servicer, pursuant to which they shall become Participants, shall be granted all of the rights of a Participant under this Agreement and the other Credit Documents and shall assume all liabilities and obligations of a Participant under this Agreement and (3) if an existing Participant agrees to increase its Participating Commitment, such Participant shall execute an agreement evidencing its increase in its Participating Commitment in form and substance satisfactory to the Servicer. Upon the execution and delivery by such existing Participant or new bank or financial institution of such agreement or joinder, the aggregate principal amount of the Participating Commitments shall be deemed amended to include the additional Participating Commitment of such existing Lender or the new Participating Commitment of such new bank or financial institution and the Commitment shall be increased by a corresponding amount.

4. Amendment to Section 5.14 of the Loan Facility Agreement. Section 5.14 of the Loan Facility Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 5.14. Subsidiaries. As of the date of this Agreement, Schedule 5.14 sets forth the name of, the ownership interest of the Sponsor in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Material Subsidiary that is a Subsidiary Loan Party.

5. Amendment to Article 12 of the Loan Facility Agreement.      Article 12 of
the Loan Facility Agreement is hereby amended by the addition of Section 12.9 thereof in its entirety with the following:
                       12.9. Appointment of Documentation Agent and Co-Syndication Agents. The Participants hereby appoint AmSouth Bank as Documentation Agent and Bank of America N.A. and Wachovia Bank N.A. as Co-Syndication Agents. Each Lender agrees that the Documentation Agent and Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Participant or to any Loan Party.

6. Amendment to Title Page of the Loan Facility Agreement. The Title Page of the Loan Facility Agreement is hereby amended by deleting the Front Page in its entirety and substituting in lieu thereof Exhibit A attached hereto.

7. Effectiveness. This Second Amendment shall become effective as of the Second Amendment Date when this Second Amendment shall have been executed and delivered by Sponsor, the Servicer and all Participants to the Servicer. When the Second Amendment becomes effective, (i) the Participating Commitment of The Fuji Bank, Limited shall be deemed terminated, (ii) The Fuji Bank, Limited shall no longer be deemed a Participant under the Loan Facility Agreement and shall be released from all of its obligations under the Loan Facility Agreement and (iii) all amounts owed to The Fuji Bank, Limited shall become due and payable by the Sponsor.


8. Representations and Warranties of Sponsor. Sponsor, without limiting the representations and warranties provided in the Loan Facility Agreement, represents and warrants to the Participants and Servicer as follows:

1. The execution, delivery and performance by Sponsor of this Second Amendment are within Sponsor's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (a) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or by-laws of Sponsor or any indenture, agreement or other instrument to which Sponsor is a party or by which Sponsor or any of its properties is bound or (b) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

2. This Second Amendment constitutes the legal, valid and binding obligations of Sponsor, enforceable against Sponsor in accordance with their respective terms.

3. After giving effect to this Amendment, all of the representations and warranties set forth in Article V of the Loan Facility Agreement are true and correct in all material respects.

4. No Unmatured Credit Event or Credit Event has occurred and is continuing as of the Second Amendment Date.

9. Survival. Each of the foregoing representations and warranties and each of the representations and warranties made in the Loan Facility Agreement shall be made at and as of the Second Amendment Date. Each of the foregoing representations and warranties shall constitute a representation and warranty of Sponsor under the Loan Facility Agreement, and it shall be a Credit Event if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made. Each of the representations and warranties made under the Loan Facility Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Second Amendment or any investigation by the Participants or the Servicer.

10. No Waiver, Etc. Sponsor hereby agrees that nothing herein shall constitute a waiver by the Participants of any Unmatured Credit Event or Credit Event, whether known or unknown, which may exist under the Loan Facility Agreement. Sponsor hereby further agrees that no action, inaction or agreement by the Participants, including without limitation, any indulgence, waiver, consent or agreement altering the provisions of the Loan Facility Agreement which may have occurred with respect to the non-payment of any obligation during the terms of the Loan Facility Agreement or any portion thereof, or any other matter relating to the Loan Facility Agreement, shall require or imply any future indulgence, waiver, or agreement by the Participants. In addition, Sponsor acknowledges and agrees that it has no knowledge of any defenses, counterclaims, offsets or objections in its favor against any Participant with regard to any of the obligations due under the terms of the Loan Facility Agreement as of the date of this Second Amendment.

11. Ratification of Loan Facility Agreement. Except as expressly amended herein, all terms, covenants and conditions of the Loan Facility Agreement and the other Operative Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Loan Facility Agreement as amended herein. All future references to the Loan Facility Agreement shall be deemed to refer to the Loan Facility Agreement as amended hereby.

12. Binding Nature. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

13. Costs, Expenses and Taxes. Sponsor agrees to pay on demand all reasonable costs and expenses of the Servicer in connection with the preparation, execution and delivery of this Second Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Servicer with respect thereto and with respect to advising the Servicer as to its rights and responsibilities hereunder and thereunder. In addition, Sponsor shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Second Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

14. Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

15. Entire Understanding. This Second Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.


16. Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.



[Signatures appear on next page]
IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.

        RUBY TUESDAY, INC.


        By:/s/ Marguerite Naman Duffy
        Name: Marguerite Naman Duffy
        Title:Chief Financial Officer



        SUNTRUST BANK


       By:/s/ Marcella H. Howard
       Name: Marcella H. Howard
       Title: Director




Participating Commitment: $9,000,000.00
Pro Rata Share: 18.75%

        AMSOUTH BANK, as a Participant and
          as a Documentation Agent


        By:/s/ Michael L. Baker
           Name:Michael L. Baker
        Title: Senior Vice President



Participating Commitment: $12,750,000
Pro Rata Share:  26.5625%

        BANK OF AMERICA N.A., as a Participant and as a Co-Syndication Agent


        By:/s/ David C. Jobe
              Name:David C. Jobe
                Title: Assistant Vice President



Participating Commitment: $8,250,000.00
Pro Rata Share:  17.1875%


        FIRST UNION NATIONAL BANK


        By:/s/ Sarah T. Warren
        Name: Sarah T. Warren
        Title: Vice President

Participating Commitment:   $6,750,000.00
Pro Rata Share:  14.0625%

        HIBERNIA NATIONAL BANK


        By:/s/ Donna J. Richardson
        Name: Donna J. Richardson
        Title: Banking Officer


Participating Commitment:   $6,750,000.00
Pro Rata Share:  14.0625%

        WACHOVIA BANK N.A., as a Participant and as a Co-Syndication Agent

        By:/s/ Karin E. Reel
        Name: Karin E. Reel
        Title: Vice President

Participating Commitment:  $4,500,000.00
Pro Rata Share:   9.375%

        EXHIBIT A






AMENDED AND RESTATED LOAN FACILITY AGREEMENT
AND GUARANTY

by and among

RUBY TUESDAY, INC.,

SUNTRUST BANK, as Servicer,

AMSOUTH BANK, as Documentation Agent,

BANK OF AMERICA N.A, as Co-Syndication Agent,

WACHOVIA BANK N.A., as Co-Syndication Agent,

and

EACH OF THE PARTICIPANTS PARTY HERETO





Dated as of October 11, 2000

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SUNTRUST CAPITAL MARKETS, INC.
as Lead Arranger